Exhibit 23.5

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING

306 WEST SEVENTH STREET

FORT WORTH, TEXAS 76102-4987

(817) 336-2461

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the references to our firm in the form and context in which they appear or are incorporated by reference in this Registration Statement on Form S-8 of Eagle Rock Energy Partners, L.P. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Eagle Rock Energy Partners, L.P.’s oil and gas reserves as of December 31, 2007.

/s/ Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
May 21, 2008